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Exhibit 10.18

SPOKESPERSON AGREEMENT

        This Spokesperson Agreement, ("Agreement") is effective as of January 1, 2005 between Imagenetix, Inc. a California Corporation ("Imagenetix"), whose principal place of business is 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 and Tony Gwynn and Alicia Gwynn ("Spokespersons").

Recitals

        WHEREAS, Imagenetix is a leader in the nutritional products industry and the supplier of Celadrin®, a powerful product designed and clinically studied by Imagenetix which has been proven to be effective for joint health and flexibility.

        WHEREAS, spokesperson Tony Gwynn is a professional major league baseball player for the San Diego Padres baseball team, and Alicia Gwynn is a San Diego businessperson devoted to health and fitness, and whereas both Spokespersons have personally used Celadrin in the past and found it to be an effective and beneficial product;

        THEREFORE, in consideration for the mutual covenants contained in this Agreement, Imagenetix and Spokespersons agree as follows:

ARTICLE 1. TERM OF CONTRACT

1.01
This Agreement will become effective on the date stated above, and will continue in effect for a period of three (3), ending on January 1, 2008.

ARTICLE 2. SERVICES TO BE PERFORMED BY SPOKESPERSONS

Marketing Efforts

2.01
Each of the Spokespersons will actively promote the product and, in specific terms, make the following marketing efforts per year (but not necessarily together) on behalf of the product during the term of this Agreement: (see attached) 1stYear

2.02
Spokespersons will be afforded full sign-off authority on all statements and advertisements using Spokespersons' name, likeness and/or persona in the marketing of Imagenetix products.

2.03
Mass Market Distributors will be part of the marketing and sales efforts.

Spokespersons' Responsibilities

2.04
Consultants will work with William P. Spencer, President of Imagenetix, or such other representative who may be appointed by Mr. Spencer, with respect to specific appearances and marketing efforts as set forth above.

Status of Spokespersons

2.05
Spokespersons enter into this Agreement, and will remain throughout the term of the Agreement, as independent contractors. Spokespersons agree they are not entitled to the rights or benefits afforded to Imagenetix's employees, including disability or unemployment insurance, workers' compensation, sick leave, or any other employment benefit unless otherwise specified herein. Spokespersons agree that all Company products are the property of, and 100% owned by, the Company, and Spokespersons shall have no right, title, or interest in any of the aforementioned, notwithstanding any contribution made by Spokespersons in marketing the same.

Payment of Income Taxes

2.06
Spokespersons are responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Imagenetix to Spokespersons for marketing efforts under this Agreement.

ARTICLE 3. COMPENSATION

3.01
As compensation for their combined services contemplated herein, Spokespersons shall be compensated as follows: a total cash package of $282,000 for the three (3) year period.

a)
$30,000 upon execution

b)
$7,000 per month ($252,000)

ARTICLE 4. ASSIGNMENT

4.01
Neither this Agreement nor any duties or obligation under this Agreement may be assigned by either party without the signed written consent of the other party.

ARTICLE 5. INDEMNIFICATION

5.01
To the extent permitted by law, Imagenetix will indemnify Spokespersons, and each of them, against any claim or liability and will hold Spokespersons, and each of them, harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlement and other amounts arising out of or in connection wit any act or omission by Spokespersons performed or made in good faith on behalf of Imagenetix pursuant to this Agreement.

ARTICLE 6. TERMINATINO OF AGREEMENT

6.01
This Agreement will terminate automatically without further notice, and will excuse further performance by the non-terminating party, on the occurrence of any of the following events:

a)
Bankruptcy or insolvency of either party

b)
Sale of Imagenetix

c)
Inability or unwillingness of either Spokesperson to perform the marketing efforts described above in paragraph 2.01.

d)
Assignment of this Agreement by either party without the consent of the other party.

ARTICLE 7. GENERAL PROVISIONS

Notices

7.01
Any notices required to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of the day of receipt or the fifth day after mailing, whichever occurs first.

Entire Agreement

7.02
This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services in any capacity, whether as Spokespersons or employees, by Spokespersons to Imagenetix and this Agreement contains herein all of the representations, covenants, and agreements between the parties with respect to the rendering of those services.

  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding between the parties. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

7.03
If any provisions of this Agreement is held by a court of competent jurisdiction, or by an arbitrator, to be invalid, void, or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

Arbitration

7.04
Any controversy or claim arising out of or relating to this Agreement or the breach of the Agreement will be settled by arbitration in accordance with the rules of the American Arbitration Association in San Diego, California, pursuant to the laws of the State of California. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the award.

Counterparts

7.04
This Agreement may be executed in multiple counterparts for purposes of convenience and each counterpart shall be considered a duplicate original of this Agreement.

  Dated this 1st day of January, 2005, at San Diego

Imagenetix, Inc.	Spokespersons
/s/ WILLIAM SPENCER William Spencer, President	/s/ TONY GWYNN Tony Gwynn
/s/ ALICIA GWYNN Alicia Gwynn

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SPOKESPERSON AGREEMENT